Exhibit 99.1

Eagle Bulk Shipping Inc. Reports Fourth Quarter 2017 Results

Debt refinancing strengthens balance sheet and adds financial flexibility

STAMFORD, CT, March 5, 2018 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) (the “Company” or “Eagle Bulk”), one of the world’s largest owner-operators in the Supramax / Ultramax segment, today reported financial results for the three and twelve months ended December 31, 2017.

Highlights for the Quarter:

•	Generated net revenues of $74.6 million, representing an increase of 78% compared to the same period in 2016.
◦ TCE Revenues (1) for the quarter equated to $45.1 million, an increase of 107% year-on-year.
◦ Achieved a TCE (2)of $10,452 for the quarter, or an increase of 73% year-on-year.

◦	Realized a net loss of $16.6 million or $0.24 per share, compared to a net loss of $142.4 million or $2.96 per share for the comparable quarter in 2016.

◦	Net loss, excluding loss on debt extinguishment, of $1.6 million, or $0.02 per share.

•Adjusted EBITDA(3) of $17.2 million, representing an increase of 105% compared to prior quarter.

•Completed $265 million debt refinancing, extending maturities to 2022 and lowering overall interest cost.

◦	Through issuance of fixed coupon bond, eliminated exposure to rising interest rates on 60% of the Company's debt.

•	Acquired another CROWN-63, 64,000 dwt, 2015 built Ultramax vessel for $21.3 million.

•	Looking ahead into the first quarter of 2018, attained a TCE of $11,015 with approximately 90% of the days fixed for the period thus far.

Gary Vogel, Eagle Bulk's CEO, commented, "During the fourth quarter, Eagle Bulk’s active management operating model drove outperformance of the benchmark Baltic Supramax Index for the fourth consecutive quarter, resulting in positive operating income for the first time in seven years.  We believe our results are indicative of a competitive advantage that will benefit us as market conditions continue to improve.

We are also pleased to have completed a comprehensive refinancing in December that significantly strengthened our balance sheet, lowered borrowing costs and extended maturities.  In the process, we also gained financial flexibility to ensure that we can act opportunistically and deliver value to our shareholders."

 Fleet Operating Data

	Three Months Ended		For the Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Ownership Days	4,383	3,720	16,293	15,408
Chartered in Days	1,050	749	3,353	1,494
Available Days	5,374	4,403	19,245	16,695
Operating Days	5,334	4,343	19,140	16,485
Fleet Utilization (%)	99.3%	98.6%	99.5%	98.7%

Results of Operations for the three months and years ended December 31, 2017 and 2016

For the three months ended December 31, 2017, the Company reported a net loss of $16.6 million, or $0.24 per share, based on a weighted average of 70,368,623 diluted shares outstanding. In the comparable quarter of 2016, the Company reported a net loss of $142.4 million, or $2.96 per share, based on a weighted average of 48,106,827 diluted shares outstanding.

For the year ended December 31, 2017, the Company reported a net loss of $43.8 million, or $0.63 per share, based on a weighted average of 69,182,302 diluted shares outstanding. For the year ended December 31, 2016, the Company reported a net loss of $223.5 million, or $10.87 per share, based on a weighted average of 20,565,652 diluted shares outstanding.

The net loss, excluding loss on debt extinguishment, for the fourth quarter of 2017 was $1.6 million compared to $19.5 million in fourth quarter of 2016 excluding vessel impairment. The improvement of $17.9 million is mainly due to improvement in charter rates achieved by the Company in the fourth quarter of 2017.

The net loss excluding loss on debt extinguishment for the year ended December 31, 2017 was $28.8 million or $0.42 per share based on weighted average of 69,182,302 diluted shares outstanding. In the comparable period of 2016, the Company reported a net loss, excluding vessel impairment and restructuring charges, of $88.6 million or $4.31 per share based on weighted average of 20,565,652 diluted shares outstanding.

Net time and voyage charter revenues

Net time and voyage charter revenues for the three months ended December 31, 2017 were $74.6 million compared with $41.8 million recorded in the comparable quarter in 2016. The increase in revenue was primarily due to an increase in charter hire rates as well as an increase in the size of the Company's owned fleet resulting from the purchase of 10 Ultramax vessels offset by the sale of four vessels as well as an increase in the chartered in vessels in 2017.

Net revenues for the year ended December 31, 2017 were $236.8 million compared to $124.5 million for the year ended December 31, 2016. Net revenues increased by 90% compared to the prior year ended December 31, 2016 primarily due to an increase in charter hire rates attributable to an improvement in the dry bulk market and increase in available days. The increase in available days was due to the acquisition of 10 Ultramax vessels and an increase in chartered-in days offset by the sale of four vessels during 2017. The chartered-in days for the year ended December 31, 2017 were 3,353 compared to 1,494 in the prior year.

Voyage expenses

Voyage expenses for the three months ended December 31, 2017 were $18.2 million compared to $14.2 million in the comparable quarter in 2016. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Voyage expenses for the years ended December 31, 2017 and 2016 were $62.4 million and $42.1 million, respectively. Voyage expenses have primarily increased due to an increase in bunker prices as well as an increased number of freight voyages performed in the current year compared to the prior year.

Vessel expenses

Vessel expenses for the three months ended December 31, 2017 were $21.2 million compared to $17.2 million in the comparable quarter in 2016. The increase in vessel expenses is attributable to the increase in the size of the Company's owned fleet after the acquisition of 11 Ultramax vessels in the fourth quarter of 2016 and during 2017 which was partially offset by vessel sales in the years 2016 and 2017. The ownership days for the three months ended December 31, 2017 and December 31, 2016 were 4,383 and 3,720, respectively.

Average daily vessel operating expenses for our fleet for the three months ended December 31, 2017 and December 31, 2016 were $4,844 and $4,633, respectively.

1TCE revenue is a non-GAAP financial measure. See the reconciliation and table of revenues to TCE revenue later in this release for more information on non-GAAP measures.
2 TCE is a non-GAAP financial measure. See the reconciliation and the table of revenues to TCE later in this release for more information on non-GAAP measures.
3 Adjusted EBITDA is a non-GAAP financial measure. See the reconciliation and table of net loss to EBITDA and Adjusted EBITDA later in this release for more information on non-GAAP financial measures.

Vessel expenses for the years ended December 31, 2017 and 2016 were $78.6 million and $74.0 million, respectively. The increase in vessel expenses is attributable to the increase in the size of the Company's owned fleet due to the purchase of 10 Ultramax vessels offset by the sale of four vessels during 2017 and four vessels during 2016. The ownership days for the year ended December 31, 2017 were 16,293 compared to 15,408 for the prior year ended December 31, 2016.

Average daily vessel operating expenses for our fleet for the year ended December 31, 2017 were $4,825 compared to $4,803 for the year ended December 31, 2016.

Charter hire expenses

Charter hire expenses for the three months ended December 31, 2017 were $11.3 million compared to $5.9 million in the comparable quarter in 2016. The increase in charter hire expense was principally due to an increase in the number of chartered in vessels as we expand on our commercial platform. The total chartered in days for the three months ended December 31, 2017 were 1,050 compared to 749 for the comparable quarter in the prior year.

Charter hire expenses for the years ended December 31, 2017 and 2016 were $31.3 million and $12.8 million, respectively. The increase in charter hire expenses in 2017 compared with 2016 was mainly due to an increase in short term chartered-in vessels resulting from successful implementation of our business strategy. The chartered-in operating days for 2017 were 3,353 compared to 1,494 in 2016. The Company currently charters in one vessel on a long term basis.

Depreciation and amortization

Depreciation and amortization expense for the three months ended December 31, 2017 and 2016 was $9.2 million and $10.0 million, respectively. Total depreciation and amortization expense for the three months ended December 31, 2017 includes $7.9 million of vessel and other fixed asset depreciation and $1.3 million relating to the amortization of deferred drydocking costs. Comparable amounts for the three months ended December 31, 2016 were $9.0 million of vessel and other fixed asset depreciation and $1.0 million of amortization of deferred drydocking costs. The decrease in depreciation expense is attributable to the sale of vessels during 2016 and 2017 and lower book value of vessels subsequent to impairment charges aggregating $129.0 million recorded in the first and fourth quarters of 2016 offset by the purchase of 11 Ultramax vessels in the fourth quarter of 2016 and during 2017. The amortization of drydock expense increased by $0.3 million due to additional amortization of three vessels which were drydocked in the third quarter of 2017.

Depreciation and amortization expense for the years ended December 31, 2017 and 2016 was $33.7 million and $38.9 million, respectively. Total depreciation and amortization expense for the year ended December 31, 2017 includes $29.4 million of vessel and other fixed assets depreciation and $4.3 million relating to the amortization of deferred drydocking costs. Comparable amounts for the year ended December 31, 2016 were $35.6 million of vessel and other fixed asset depreciation and $3.3 million of amortization of deferred drydocking costs. The decrease was primarily due to a lower depreciation base after the impairment write down of $122.0 million in the fourth quarter of 2016 and $6.1 million in the first quarter of 2016 and the sale of four vessels during 2017 and five vessels during 2016 offset by the purchase of ten Ultramax vessels during 2017 and one Ultramax vessel during the fourth quarter of 2016.

General and administrative expenses

General and administrative expenses for the three months ended December 31, 2017 and 2016 were $8.1 million and $7.5 million, respectively. These general and administrative expenses include stock-based compensation of $1.7 million and $1.3 million for 2017 and 2016, respectively. The increase in general and administrative expenses was mainly attributable to increases in stock-based compensation expense.

General and administrative expenses for the years ended December 31, 2017 and 2016 were $33.1 million and $22.9 million, respectively. These general and administrative expenses include stock-based compensation of $8.7 million and $2.2 million for 2017 and 2016, respectively. The increase in general and administrative expenses in 2017 was primarily due to an increase in stock-based compensation expenses due to additional stock grants in the fourth quarter of 2016 and first quarter of 2017 and compensation expense due to increased head count. The higher General and administrative expenses are reflective of the expansion of our operating platform. Additionally, the general and administrative expenses for the year ended December 31, 2016 included the reversal of approximately $1.4 million of stock-based compensation expense relating to the forfeited stock awards granted to the former Chief Financial Officer.

Interest expense

Interest expense for the three months ended December 31, 2017 and 2016 was $8.2 million and $6.6 million, respectively. The increase in interest expense is primarily due to interest expense on the Ultraco Debt Facility and the Norwegian Bond Debt offset by savings on interest expense on the Second Lien Facility.

Interest expense for the years ended December 31, 2017 and 2016 was $29.4 million and $21.8 million, respectively. The increase in interest expense is primarily due to the payment-in-kind interest on our Second Lien Facility and change in our debt structure which includes additional debt under the Ultraco Debt Facility, the Norwegian Bond Debt and the First Lien Facility. The interest expense for the year ended December 31, 2016 included only nine months of payment-in-kind interest expense and amortization of deferred financing costs because the Second Lien Facility was closed on March 30, 2016.

Restructuring charges

Restructuring charges for the year ended December 31, 2016 were $5.9 million. These costs primarily relate to the professional fees incurred in connection with the restructuring transaction, which was closed on March 30, 2016.

Liquidity and Capital Resources

Net cash provided by operating activities for the year ended 2017 was $7.4 million, compared with net cash used in operating activities of $45.4 million in 2016. The increase in cash flow provided by operations resulted from an increase in the charter hire rates achieved by the Company coupled with an improving dry bulk market offset by negative working capital changes as an increasing percentage of our revenue is earned on voyage charters as opposed to time charters.

Net cash used in investing activities for the year ended 2017 was $155.2 million, compared to $9.3 million in the prior year. During 2017, the Company purchased 10 Ultramax vessels for $174.4 million and made an advance on the purchase of one Ultramax vessel for $2.2 million. This was partially offset by the proceeds from sale of four vessels for $26.0 million. During 2017, the Company purchased a certificate of deposit maturing in one year of $4.5 million. During 2016, the Company purchased a 2016 built Ultramax for $18.9 million. In addition, the Company paid $1.9 million as an advance payment for the acquisition of a 2017 built Ultramax. The Company sold four vessels during 2016 for net proceeds of $13.0 million during the year.

Net cash provided by financing activities for the year ended December 31, 2017 was $127.6 million compared with $106.3 million for the year ended December 31, 2016. The Company received net proceeds of $96.0 million in the December Private Placement, which closed on January 20, 2017 and repaid $13.0 million of its term loan under the First Lien Facility from the proceeds of the sale of the vessels Redwing, Sparrow, Woodstar and Wren. Additionally, the Company completed a refinancing of approximately $191.0 million under the First Lien Facility and $77.4 million under the Second Lien Facility through the New First Lien Facility of $65.0 million and issuance of $200.0 million Senior Secured Bonds issued at a discount of $1.9 million. The Company received $61.2 million from the Ultraco Debt Facility in the second quarter of 2017 and paid $0.9 million to the lender. The Company paid $0.9 million to the lenders of the New First Lien Facility as part of the debt refinancing transaction. The Company also paid $5.2 million in other financing costs in connection with the refinancing transaction.

In 2016, the Company received net proceeds of $85.7 million from a private common stock placement, which closed on August 10, 2016, $60.0 million received from our Second Lien Loan Facility and $15.2 million from the revolver under the First Lien Facility offset by repayment of $21.3 million of our term loan and $30.2 million of our revolver each under the First Lien Facility. The Company also paid $3.1 million in deferred financing costs.

As of December 31, 2017, our cash and cash equivalents balance was $56.3 million compared to a cash and cash equivalents balance of $76.5 million at December 31, 2016.

 As of December 31, 2017, the total availability in the revolving credit facility under the Super Senior Facility was $15.0 million.

As of December 31, 2017, the Company’s debt consisted of $200.0 millions in outstanding bonds, net of $6.0 million debt discount and debt issuance costs under the Norwegian Bond Debt, $65.0 million in term loan and revolver, net of $1.2 million debt discount and debt issuance costs under the New First Lien Facility and $61.2 million, net of $1.2 million debt discount and debt issuance costs under the Ultraco Debt Facility.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the Company's other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years for vessels older than 15 years and five years for vessels younger than 15 years. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. In 2017, three of our vessels were drydocked and we incurred $2.6 million in drydocking related costs. In 2016, nine of our vessels were drydocked and we incurred $3.7 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
March 31, 2018	66	$1.95 million
June 30, 2018	66	$1.95 million
September 30, 2018	88	$2.60 million
December 31, 2018	44	$1.30 million
(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues, net	$74,587,441	$41,835,941	$236,784,625	$124,492,844

Voyage expenses	18,155,542	14,191,559	62,351,252	42,093,714
Vessel expenses	21,232,800	17,233,582	78,607,244	74,016,763
Charter hire expenses	11,312,576	5,866,255	31,283,956	12,845,468
Depreciation and amortization	9,196,289	9,979,264	33,690,686	38,884,322
General and administrative expenses	8,136,572	7,475,958	33,126,310	22,905,802
Restructuring expenses	—	—	—	5,869,025
Loss / (gain) on sale of vessels	(34,381)	—	(2,134,767)	101,860
Vessel impairment	—	122,860,600	—	129,027,862
Total operating expenses	67,999,398	177,607,218	236,924,681	325,744,816

Operating income/(loss)	6,588,043	(135,771,277)	(140,056)	(201,251,972)

Interest expense	8,236,248	6,644,487	29,376,994	21,799,146
Interest income	(132,690)	(123,827)	(651,069)	(215,433)
Other (income) / expense	100,301	97,211	(37,905)	686,750
Loss on debt extinguishment	14,968,609	—	14,968,609	—
Total other expense, net	23,172,468	6,617,871	43,656,629	22,270,463
Net loss	$(16,584,425)	$(142,389,148)	$(43,796,685)	$(223,522,435)
Weighted average shares outstanding:
Basic	70,368,623	48,106,827	69,182,302	20,565,652
Diluted	70,368,623	48,106,827	69,182,302	20,565,652
Per share amounts:
Basic net loss	$(0.24)	$(2.96)	$(0.63)	$(10.87)
Diluted net loss	$(0.24)	$(2.96)	$(0.63)	$(10.87)

CONSOLIDATED BALANCE SHEET

	December 31, 2017	December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$56,251,044	$76,516,110
Accounts receivable	17,246,540	5,089,708
Prepaid expenses	3,010,766	3,093,962
Short-term investment	4,500,000	—
Inventories	14,113,079	10,876,713
Vessel held for sale	9,316,095	8,688,601
Other current assets	785,027	22
Total current assets	105,222,551	104,265,116
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $99,910,416 and $76,463,743, respectively	690,236,419	567,592,950
Advance for vessel purchase	2,201,773	1,926,886
Other fixed assets, net of accumulated amortization of $343,799 and $307,880, respectively	617,343	632,805
Restricted cash	74,917	74,917
Deferred financing costs - Super Senior Revolver Facility	190,000	—
Deferred drydock costs, net	9,749,751	11,507,309
Other assets	57,181	381,634
Total noncurrent assets	703,127,384	582,116,501
Total assets	$808,349,935	$686,381,617
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,470,844	$7,135,156
Accrued interest	1,790,315	28,872
Other accrued liabilities	11,810,366	11,545,447
Fair value of derivatives	73,170	—
Fair value below contract value of time charters acquired	—	820,313
Unearned charter hire revenue	5,678,673	6,046,032
Current portion of long-term debt - Norwegian Bond Debt	4,000,000	—
Total current liabilities	30,823,368	25,575,820
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	—	204,352,318
Second Lien Facility, inclusive of payment-in-kind interest, net of debt discount and debt issuance costs	—	51,591,226
Norwegian Bond Debt, net of debt discount and debt issuance costs	189,950,329	—
New First Lien Facility, net of debt discount and debt issuance costs	63,758,185	—
Ultraco Debt Facility, net of debt discount and debt issuance costs	59,975,162	—
Other liabilities	177,846	483,132
Fair value below contract value of time charters acquired	2,500,012	3,896,482
Total noncurrent liabilities	316,361,534	260,323,158
Total liabilities	347,184,902	285,898,978
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued as of December 31, 2017 and 2016	—	—
Common stock, $.01 par value, 700,000,000 shares authorized, 70,394,307 and 48,106,827 shares issued and outstanding as of December 31, 2017 and 2016, respectively	703,944	481,069
Additional paid-in capital	887,625,902	783,369,698
Accumulated deficit	(427,164,813)	(383,368,128)
Total stockholders' equity	461,165,033	400,482,639
Total liabilities and stockholders' equity	$808,349,935	$686,381,617

CONSOLIDATED CASH FLOWS

	For the Years Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net loss	$(43,796,685)	$(223,522,435)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	29,354,017	35,556,911
Amortization of deferred drydocking costs	4,336,669	3,327,411
Amortization of debt discount and debt issuance costs	5,927,984	4,532,481
Loss on debt extinguishment	14,968,609	—
Amortization of fair value below contract value of time charter acquired	(716,783)	(661,253)
Payment-in-kind interest on debt	10,098,401	7,327,843
(Gain)/loss on sale of vessels, net	(2,134,767)	101,860
Vessel impairment	—	129,027,862
Realized loss from sale of investment	—	—
Net unrealized loss on fair value of derivatives	(55,675)	—
Fess paid on termination of time charter contract	(1,500,000)	—
Stock-based compensation expense	8,738,615	2,206,690
Drydocking expenditures	(2,579,111)	(3,688,711)
Changes in operating assets and liabilities:
Accounts receivable	(12,156,832)	1,986,820
Other current and non-current assets	(331,707)	(26,799)
Prepaid expenses	83,196	138,801
Inventories	(3,236,366)	(5,302,307)
Accounts payable	335,688	(1,081,317)
Accrued interest	1,761,443	(372,360)
Other accrued and non-current liabilities	(1,340,366)	528,563
Unearned revenue	(367,359)	4,485,630
Net cash provided by/(used in) operating activities	7,388,971	(45,434,310)

Cash flows from investing activities:
Vessel purchases and improvements	(174,400,746)	(19,860,401)
Advance for vessel purchase	(2,201,773)	(1,926,886)
Proceeds from sale of investment	—	—
Purchase of short-term investment	(4,500,000)	—
Proceeds from sale of vessels	26,042,000	13,001,000
Purchase of other fixed assets	(189,120)	(560,348)
Changes in restricted cash	—	66,244
Net cash used in investing activities	(155,249,639)	(9,280,391)

Cash flows from financing activities:
Repayment of First Lien Facility	(184,099,000)	(21,276,000)
Repayment of revolver under the First Lien Facility	(25,000,000)	(30,158,500)
Repayment of Second Lien Facility	(77,426,244)	—
Proceeds from Revolver Loan facility	—	15,158,500
Proceeds from Second Lien Facility	—	60,000,000
Proceeds from common stock placement, net of issuance costs	96,030,003	85,700,535
Proceeds from the Norwegian Bond Debt, net of discount	198,092,000	—
Proceeds from the New First Lien Facility	65,000,000	—
Proceeds from the Ultraco Debt Facility	61,200,000	—
Financing costs paid to lenders	(2,025,514)	—
Other financing costs	(3,886,104)	(3,086,947)
Cash used to settle net share equity awards	(289,539)	(2,938)
Net cash provided by financing activities	127,595,602	106,334,650
Net increase/(decrease) in cash and cash equivalents	(20,265,066)	51,619,949
Cash and cash equivalents at beginning of period	76,516,110	24,896,161
Cash and cash equivalents at end of period	$56,251,044	$76,516,110

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as net income /(loss) under GAAP attributable to the Company adjusted for interest, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain / loss on sale of vessels, restructuring expenses and stock-based compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net loss to EBITDA and Adjusted EBITDA.

	Three Months Ended		For the Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net loss	$(16,584,425)	$(142,389,148)	$(43,796,685)	$(223,522,435)
Adjustments to reconcile net loss to EBITDA:
Interest expense	8,236,248	6,644,487	29,376,994	21,799,146
Interest Income	(132,690)	(123,827)	(651,069)	(215,433)
Income taxes	—	—	—	—
EBIT	(8,480,867)	(135,868,488)	(15,070,760)	(201,938,722)
Depreciation and amortization	9,196,289	9,979,264	33,690,686	38,884,322
EBITDA	715,422	(125,889,224)	18,619,926	(163,054,400)
Non-cash, one-time and other adjustments to EBITDA(1):	16,503,408	123,928,662	20,855,674	136,544,184
Adjusted EBITDA	$17,218,830	$(1,960,562)	$39,475,600	$(26,510,216)

(1)
One-time and other adjustments to EBITDA includes; loss on debt extinguishment, vessel impairment, restructuring charges, stock-based compensation, (gain)/loss on sale of vessels and amortization of fair value below contract value of time charter acquired.

Reconciliation of net revenues to TCE

Time charter equivalent ("TCE") is a non-GAAP financial measure that is commonly used in shipping industry primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts. The Company defines TCE as shipping revenues less voyage expenses and charter hire expenses, adjusted for the impact of one legacy time charter and gains on FFAs and bunker swaps, divided by the number of owned available days. TCE provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. The Company's calculation of TCE may not be comparable to that reported by other companies. Owned available days is the number of our ownership days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

	Three Months Ended		For the Years Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues, net	$74,587,441	$41,835,941	$236,784,625	$124,492,844
Less:
Voyage expenses	(18,155,542)	(14,191,559)	(62,351,252)	(42,093,714)
Charter hire expenses	(11,312,576)	(5,866,255)	(31,283,956)	(12,845,468)
Reversal of one legacy time charter	426,037	431,516	1,036,738	2,938,611
Realized gain/loss on FFAs and bunker swaps	(348,908)	(112,523)	(17,770)	(561,495)
TCE revenue	$45,196,452	$22,097,120	$144,168,385	$71,930,778

Owned available days	4,324	3,653	15,891	15,201
TCE	$10,452	$6,049	$9,072	$4,732

Glossary of Terms:

Ownership days: We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we recorded during a period.

Chartered-in under operating lease days: We define chartered-in under operating lease days as the aggregate number of days in a period during which we chartered-in vessels. Periodically, the Company charters in vessels on a single trip basis.

Available days: We define available days, which the Company has recently updated and reflected in the table above in this press release to better reflect the way management views the business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to vessel familiarization upon acquisition, repairs, vessel upgrades or special surveys. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: We define operating days as the number of available days in a period less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at high utilization rates.

Definitions of capitalized terms

Ultraco Debt Facility: Ultraco Debt Facility refers to the credit facility for $61.2 million entered into by and among Ultraco, a wholly-owned subsidiary of the Company, as borrower,certain wholly-owned vessel-owning subsidiaries of Ultraco, as guarantors (the “Ultraco Guarantors”), the lenders thereunder (the “Ultraco Lenders”), the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Ultraco Lenders, ABN AMRO Capital USA LLC, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on June 28, 2017. The proceeds were used to finance the acquisition of nine Ultramax vessels from Greenship Bulk Manager Pte. Ltd during the second and third quarters of 2017.

Norwegian Bond Debt: Norwegian Bond Debt refers to the Senior Secured Bonds issued by Shipco, a wholly-owned subsidiary of the Company on November 28, 2017 for $200.0 million, pursuant to those certain Bond Terms, dated as of November 22, 2017, by and between Shipco, as issuer, and Nordic Trustee AS, a company existing under the laws of Norway (the “Bond Trustee”). The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

New First Lien Facility: New First Lien Facility refers to the credit facility for $65.0 million (term loan and revolver) entered into by and among Eagle Shipping LLC, a wholly-owned subsidiary of the Company, as borrower,certain wholly-owned vessel-owning subsidiaries of Eagle Shipping, as guarantors (the “Guarantors”), the lenders thereunder (the “Lenders”), the swap banks party thereto, ABN AMRO Capital USA LLC, as facility agent and security trustee for the Lenders, ABN AMRO Capital USA LLC, Credit Agricole Corporate and Investment Bank and Skandinaviska Enskilda Banken AB (publ), as mandated lead arrangers, and ABN AMRO Capital USA LLC, as arranger and bookrunner on December 8, 2017. The proceeds were used to repay the outstanding debt under the First Lien Facility and the Second Lien Facility.

First Lien Facility: First Lien Facility refers to an Amended and Restated First Lien Loan Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC (“Eagle Shipping”), a wholly-owned subsidiary of the Company, as borrower, the banks and financial institutions party thereto and ABN AMRO Capital USA LLC, as security trustee and facility agent. The debt was fully discharged on December 8, 2017.

Second Lien Facility: Second Lien Facility refers to Second Lien Credit Agreement, dated as of March 30, 2016, made by, among others, Eagle Shipping LLC, as borrower, the individuals and financial institutions party thereto and Wilmington Savings Fund Society, FSB as second lien agent for $60.0 million. The debt was fully discharged on December 8, 2017.

December Private Placement: December Private Placement refers to the stock purchase agreement in December 2016 with certain investors (the “Investors”), pursuant to which the Company agreed to issue to the Investors in a private placement approximately 22.2 million shares of the Company’s common stock, par value $0.01 per share, at an initial purchase price of $4.50 per share, for aggregate gross proceeds of $100.0 million. The proceeds were primarily used to finance and acquire eleven Ultramax vessels in the fourth quarter of 2016 and during 2017.

Super Senior Facility: Super Senior Revolver Facility refers to the $15.0 million revolver facility entered into by and among, Shipco, a wholly-owned subsidiary of the Company, as borrower, and ABN AMRO Capital USA LLC, as original lender, mandated lead arranger and agent. The facility is currently undrawn and the $15.0 is fully available for acquisition of vessels or working capital purposes.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:00 a.m. ET on Tuesday, March 6, 2018, to discuss the fourth quarter results.

To participate in the teleconference, investors and analysts are invited to call 1 844-282-4411 in the U.S., or 1 512-900-2336 outside of the U.S., and reference participant code 8293919. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 AM ET on March 6, 2018 until 10:30 AM ET on March 15, 2018. To access the replay, call 1 855-859-2056 in the U.S., or 1 404-537-3406 outside of the U.S., and reference passcode 8396588.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section.

Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.
 Contact:

Company Contact:
Frank De Costanzo
Chief Financial Officer
Eagle Bulk Shipping Inc.
Tel. +1 203-276-8100

Media:
Jonathan Morgan
Alex Hinson
Perry Street Communications, New York
Tel. +1 212-741-0014
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Source: Eagle Bulk Shipping Inc.